EXHIBIT 10.33
DIAMOND RESORTS PARENT, LLC

2012 EQUITY INCENTIVE PLAN

October 15, 2012

1.	Establishment and Purpose.
The Diamond Resorts Parent, LLC 2012 Equity Incentive Plan (the “Plan”) is established by Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”) to promote the financial interests of the Company, including its growth and performance, by encouraging persons eligible to participate in the Plan to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain persons eligible to participate in the Plan, providing persons eligible to participate in the Plan with a way to acquire or increase their proprietary interest in the Company's success, motivating eligible persons to achieve the long-term Company goals, and aligning eligible persons’ interests with those of the Company’s equityholders. The Plan shall be effective as of October 15, 2012. The Plan supersedes and replaces any equity incentive or similar plan previously adopted by the Company. Unless the Plan is discontinued earlier as provided herein, no Award shall be granted hereunder on or after the date 10 years after the Effective Date.

In addition to terms elsewhere defined herein, certain terms used herein are defined as set forth in Section 7 hereof.

2.	Administration; Eligibility.
The Plan shall be administered by the Administrator. As used herein, the term “Administrator” means the Board or any committee established by the Board to administer the Plan.

The Administrator shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Participation shall be limited to such persons as are selected by the Administrator. Awards may be granted as alternatives to, in exchange or substitution for, or replacement of, awards outstanding under the Plan or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). The provisions of Awards need not be the same with respect to each Participant.

Among other things, the Administrator shall have the authority, subject to the terms of the Plan:

(a)	to select the Eligible Individuals to whom Awards may from time to time be granted;

(b)	to determine whether and to what extent Unit Awards are to be granted hereunder;

(c)	to determine the number of Units to be covered by each Award granted hereunder;

(d)	to approve forms of agreement for use under the Plan;

(e)
to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, any vesting restriction or limitation, any vesting acceleration or forfeiture waiver and any right of repurchase, right of first refusal or other transfer restriction regarding any Award and Units relating thereto, based on such factors or criteria as the Administrator shall determine);

(f)
subject to Section 6(a), to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, with respect to performance goals and targets applicable to performance-based Awards pursuant to the terms of the Plan;

(g)	to determine to what extent and under what circumstances Units and other amounts payable with respect to an Award shall be deferred;

(h)	to determine the Fair Market Value; and

(i)	to determine the type and amount of consideration to be received by the Company for any Unit Award issued under Section 4.
The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

Except to the extent prohibited by applicable law, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. The Administrator may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Administrator.

Any determination made by the Administrator or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Administrator or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Administrator or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

No member of the Administrator, and no officer of the Company, shall be liable for any action taken or omitted to be taken by such individual or by any other member of the Administrator or officer of the Company in connection with the performance of duties under this Plan, except for such individual’s own willful misconduct or as expressly provided by law.

3.	Units Subject to Plan.
Subject to adjustment as provided in this Section 3, the aggregate number of Units which may be delivered under the Plan shall not exceed 112.227 Units.

To the extent any Units covered by an Award are not delivered to a Participant or beneficiary thereof because the Award expires, is forfeited, canceled or otherwise terminated, or the Units are not issued and delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such Units shall not be deemed to have been delivered for purposes of determining the maximum number of Units available for delivery under the Plan.

In the event of any Unit dividend, unit split, combination or exchange of units, recapitalization or other similar change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company members other than a normal cash dividend), or other event involving the Company and having an effect similar to any of the foregoing, the Administrator shall make such substitution or adjustments in the (A) number and kind of units that may be delivered under the Plan, provided such units shall be nonvoting, (B) additional maximums imposed in the immediately preceding paragraph, (C) number and kind of units subject to outstanding Awards, provided such units shall be nonvoting, and (D) other characteristics or terms of the Awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event.

4.	Unit Awards.
Unit Awards may be directly issued under the Plan (without any intervening options), subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Administrator shall determine. Unit Awards may be issued which are fully and immediately vested upon issuance or which vest in one or more installments over the Participant’s period of employment or other service to the Company or upon the attainment of specified performance objectives, or the Company may issue Unit Awards which entitle the Participant to receive a specified number of vested Units upon the attainment of one or more performance goals or service requirements established by the Administrator.

Units representing a Unit Award shall be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of one or more certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award). The Administrator may require that any such certificates be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a stock power, endorsed in blank, relating to the Units covered by such Award.

A Unit Award may be issued in exchange for any consideration which the Administrator may deem appropriate in each individual instance, including, without limitation:

(i)	cash or cash equivalents;

(ii)	past services rendered to the Company or any Affiliate; or

(iii)	future services to be rendered to the Company or any Affiliate.
A Unit Award that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an award of “Restricted Unit.”

5.	Change in Control Provisions.

(a)
Impact of Event. In the event of a Change in Control of the Company, except as may otherwise be provided in any particular Unit Award or similar agreement, outstanding Awards shall be subject to any agreement of merger or reorganization that effects such Change in Control, which agreement shall provide for one or any combination of the following:

(i)	The continuation of the outstanding Awards by the Company, if the Company is the surviving company;

(ii)	The assumption of the outstanding Awards by the surviving company or its parent or subsidiary;

(iii)	The substitution by the surviving company or its parent or subsidiary of equivalent awards for the outstanding Awards; and

(iv)
With respect to any outstanding Award, the repurchase by the Company or by the buyer of the vested portion of any such outstanding Award in connection with the Change in Control; provided that the Company shall have the right to determine the treatment of the outstanding Awards, including, without limitation, determining that each outstanding Award (or any portion of any outstanding Award) that is not vested or exercisable may be terminated and cancelled, with or without payment of any consideration.

(b)
Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (ii) the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of the outstanding equity securities of the Company or DRC, (iii) the merger, consolidation, recapitalization or reorganization of the Company or DRC with another Person, in each case in clauses (ii) and (iii) above under circumstances in which the direct or indirect holders of the voting power of outstanding equity securities, immediately prior to such transaction, are no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction, or (iv) any other event, if any, specifically designated in any particular Unit Award or similar agreement. A sale (or multiple related sales) of DRC (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) shall be deemed a Change in Control.

6.	Miscellaneous.

(a)
Amendment. The Board may amend, alter, or discontinue the Plan or any Unit Award agreement granted hereunder, but no amendment, alteration or discontinuation shall be made which would adversely affect the rights of a Participant under an Award theretofore granted without the Participant’s consent (not to be unreasonably withheld), except such an amendment that is made (i) to avoid an expense charge to the Company, DRC or any of their Affiliates, (ii) to permit the Company, DRC or any of their Affiliates a deduction under the Code, (iii) to permit one of the actions described in Section 5(a) above to occur in connection with a Change in Control, or (iv) in connection with a termination of the Plan if such termination is intended to comply with Treas. Reg. Section 1.409A-3(j)(4)(ix). No such amendment shall be made without the approval of the Company’s members to the extent such approval is required by law, or any agreement.

The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall adversely affect the rights of the holder thereof without the holder’s consent.

(b)	Unfunded Status of Plan. It is intended that this Plan be an “unfunded” plan for incentive and deferred compensation.

(c)	General Provisions.

(i)
The Administrator may require each person purchasing or receiving Units pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Units without a view to the distribution thereof. If the Units are certificated, the certificates for such Units may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

All certificates for any Units or other securities delivered under the Plan shall be subject to such transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange or market on which the Units or other securities are then listed and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(ii)	Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

(iii)
The adoption of the Plan shall not confer upon any employee, director, consultant or advisor any right to continued employment, directorship or service, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any employee, consultant or advisor at any time.

(iv)
No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company or the applicable Employer, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, withholding obligations may be settled with Units, including a Unit that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Units.

(v)	The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of Participant’s death are to be paid.

(vi)
Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any Units, cash or other thing of value under this Plan or an agreement to be transferred to the Participant, and no Units, cash or other thing of value under this Plan or an agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

(vii)
The grant of an Award shall in no way affect the right of the Company or any of its Subsidiaries to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(viii)
If any payment or right accruing to a Participant under this Plan (without the application of this Section 6(c)(viii)), either alone or together with other payments or rights accruing to the Participant from the Company, DRC, their Subsidiaries or Affiliates (“Total Payments”) would constitute an “excess parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code; provided, however, that the foregoing shall not apply to the extent provided otherwise in an Award or in the event the Participant is party to an agreement with the Company, any of its Subsidiaries or an Affiliate that explicitly provides for an alternate treatment of payments or rights that would constitute “excess parachute payments.” The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 6(c)(viii) shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Plan and after reduction for only Federal income taxes..

(ix)
To the extent that the Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Administrator in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(x)	The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

(xi)	If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

(xii)
This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

(xiii)
This Plan and each agreement granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and such agreement, the terms and conditions of the Plan shall control.

(xiv)
In the event of a Public Offering, a Participant (A) shall, at the request of the Company, sign one or more customary lock-up agreements, and (B) shall not, during the period requested by the underwriters managing the registered Public Offering, effect any public sale or distribution of Units (or, if applicable, shares of stock) received, directly or indirectly, as an Award or pursuant to the settlement of an Award.

(xv)
None of the Company, DRC, any of their Affiliates or the Administrator shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Unit or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company’s purchase of Unit or an Award from such holder in accordance with the terms hereof.

(xvi)	This Plan, and all Awards, agreements and actions hereunder, shall be governed by, and construed in accordance with, the laws of the State of Nevada(other than its law respecting choice of law).

(xvii)
To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided, however, in the event that the Administrator determines that any amounts payable hereunder may be taxable to a Participant under Code Section 409A and related Department of Treasury guidance prior to the payment and/or delivery to such participant of such amount, the Company may (i) adopt such amendments to the Plan and related Awards, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Administrator determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which the Board approves the Plan. The Company and its Affiliates make no guarantees to any person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Participant (or his or her beneficiaries, as applicable) results in, or causes in any manner, the application of an accelerated or additional tax, fine or penalty under Code Section 409A or otherwise to be imposed, then the Participant (or his or her beneficiaries, as applicable) shall be solely liable for the payment of, and neither the Company nor any of its Affiliates shall have any obligation or liability to pay or reimburse (either directly or otherwise) the Participant (or his or her beneficiaries, as applicable) for, any such additional taxes, fines or penalties.

7.	Definitions.
For purposes of this Plan, the following terms are defined as set forth below:

(a)
“Affiliate” means a corporation or other entity controlled by the Company and designated by the Administrator as such. For the avoidance of any doubt, unless otherwise determined by the Administrator, each of DRC and Hospitality Management and Consulting Services, LLC shall be deemed to be an Affiliate of the Company.

(b)	“Award” means a Unit Award.

(c)	“Beneficial Owner” has the meaning given to such term in Rule 13d-3 of the Securities Exchange Act of 1934.

(d)	“Board” means the Board of Managers of the Company.

(e)
“Cause” (1) with respect to a Participant who has an employment or similar agreement with the Employer, which agreement defines the term “Cause”, the term “Cause” for purposes of the Plan shall have the meaning assigned to such terms in such employment or similar agreement, and (2) with respect to each other Participant, “Cause “ means that such Participant has (i) committed a material act of dishonesty related to his job duties, (ii) committed an act or acts of fraud, moral turpitude or constituting a felony (other than relating to the operation of a motor vehicle), (iii) breached any provision of any agreement between the Participant and the Employer and/or taken or failed to take any action in contravention of the Employer’s governing documents, (iv) breached any restrictive covenants set forth in any agreement between the Participant and the Employer (notwithstanding the foregoing clause (iii)), (v) engaged in any intentional act or gross negligence, (vi) refused, after notice thereof, to perform specific reasonable directives from any officer to whom the Participant reports that are reasonably consistent with the scope and nature of his duties and responsibilities, as set forth herein, (vii) engaged in use of illegal drugs at the workplace, (viii) refused, upon request by the Employer (which request may be provided by the Employer in the Employer’s sole discretion at any time while the Participant is employed by the Employer) to be screened or tested for drug use, (ix) engaged in dishonesty during Participant’s hiring process, or (x) failed to disclose to the Employer any conflict of interest. The decision to terminate a Participant’s employment for Cause, to take other action or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the Employer. A Participant’s employment by the Employer also shall be deemed terminated for Cause if the Participant resigns from the Employer and the Employer determines in good faith that one or more of the events described above existed as of the time of such resignation.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g)	“Commission” means the Securities and Exchange Commission or any successor agency.

(h)	“Company” means Diamond Resorts Parent, LLC, a Nevada limited liability company.

(i)	“DRC” means Diamond Resorts Corporation, a Maryland corporation

(j)
“Disabled or Incapacitated” means the inability, due to a physical or mental impairment or any other condition, to perform the essential functions of Participant’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12)-month period irrespective of whether such days are consecutive, as determined by the Administrator.

(k)	“Effective Date” means October 15, 2012.

(l)
“Eligible Individual” means (i) an officer or employee of the Company or any of its Subsidiaries, and (ii) Stephen J. Cloobeck, David F. Palmer and Lowell D. Kraff in connection with the Awards to be granted to such individuals in lieu of, and not in addition to, the option grants outlined in that certain letter agreement, dated July 21, 2011, by and among the Company, Wellington, Guggenheim, Silver Rock, CDP and 1818 Partners (each as defined therein).

(m)	“Employer” means the Company, DRC or any of their Affiliates.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(o)	“Fair Market Value” means, as of any given date, the fair market value of the Unit as determined by the Administrator or under procedures established by the Administrator.

(p)	“LLC Agreement” means the Fifth Amended and Restated Operating Agreement of the Company, effective as of October 15, 2012, as such agreement may be subsequently amended in accordance with its terms.

(q)	“Participant” means a person granted an Award.

(r)
“Public Offering” means any sale of equity securities of the Company or DRC pursuant to a firm commitment underwritten offering (or series of related offerings) by the Company or DRC (or any of their respective successor entities) to the public pursuant to an effective registration statement under the Securities Act, which is underwritten by a nationally recognized investment bank.

(s)
“Representative” means (i) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had his or her primary residence at the date of the Participant’s death; (ii) the person or entity acting as the guardian or temporary guardian of a Participant; or (iii) the person or entity which is the beneficiary of the Participant upon or following the Participant’s death; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Administrator.

(t)	“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Commission promulgated thereunder.

(u)	“Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) with respect to the Company.

(v)	“Unit” means a Class B Unit in the Company, having such terms, rights and obligations as set forth in the LLC Agreement.

(w)	“Unit Award” means an Award made in Units.
In addition, certain other terms used herein have the definitions given to them in the first places in which they are used.